Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2009, relating to the consolidated financial statements and financial statement schedules of Flagstone Reinsurance Holdings Limited and subsidiaries, and the effectiveness of Flagstone Reinsurance Holdings Limited’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Flagstone Reinsurance Holdings Limited and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda
September 22, 2009